Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 of United Insurance Holdings Corp. of our report dated March 6, 2013, relating to our audit of the consolidated financial statements and the financial statement schedules, which appears in the Annual Report on Form 10-K of United Insurance Holdings Corp. for the year ended December 31, 2012.

/s/ McGladrey LLP

Raleigh, North Carolina
September 30, 2013